Exhibit 99.1

RELEASE        Immediately                                       MONSANTO COMPANY
                                                   800 NORTH LINDBERG BLVD
CONTACT     Media: Sara Miller (314) 694-5824                              ST. LOUIS, MISSOURI 63167
                          Investors: Laura Meyer (314) 694-8148

MONSANTO COMPANY CHAIRMAN AND CHIEF EXECUTIVE OFFICER HUGH GRANT ANNOUNCES INTENT TO LEAVE MONSANTO UPON CLOSING OF BAYER ACQUISITION

   ST. LOUIS (May 7, 2018) – Monsanto Company (NYSE: MON) Chairman and Chief Executive Officer Hugh Grant announced today his intent to leave Monsanto at the closing of the acquisition of Monsanto by Bayer AG. Grant will maintain his position as Chairman and Chief Executive Officer until closing, continuing to focus on leading the company on its top objectives of securing deal approval and delivering on its underlying business priorities. Bayer continues to target closing in the second calendar quarter of 2018.

   "It has been my sincere privilege to serve as Monsanto's CEO during this period of extraordinary growth and transformation within our business," said Grant. "I'm proud of what we've delivered and look forward to what the future holds for this organization."

   Mr. Grant has worked in agriculture his entire career, beginning with a part-time job in college in Scotland, to leading Monsanto as Chairman and Chief Executive Officer since 2003. Over his 35-year tenure with the company, he has worked for Monsanto on three continents, managing key elements of the global business and helping to diversify the company's products and solutions for growers.

   "On behalf of the Monsanto Board of Directors, I want to recognize and thank Hugh for his extraordinary leadership at Monsanto," said Bob Stevens, Monsanto Lead Director. "It has been my honor to work alongside him for the past 15 years and watch as he has helped shape not only Monsanto, but the broader agriculture industry as well. Hugh's unwavering commitment to Monsanto's employees and customers have been key drivers for the outstanding culture he and his team have built. His leadership and legacy will undoubtedly be felt for years to come."

   "The combination with Bayer will be a historic day for Monsanto, reinforcing the value of our business and the remarkable foundation our global team of more than 20,000 employees has built over the years," Grant added. "While I have made the decision to pursue new opportunities following the closing of the transaction, I will continue to be an advocate for agriculture and look forward to always being a voice in the conversation. My enthusiasm and excitement for what is ahead with Bayer, and the opportunity the combined company will have to support growers in their effort to be more productive, more profitable and more sustainable, is stronger than ever."

   In addition to Chairman and Chief Executive Officer Hugh Grant, several members of the Monsanto Executive Team also announced they will be departing shortly after closing. Each will stay with the company for a period of time following closing to help support a successful transition with Bayer. Executive Team members departing after closing include: Chief Financial Officer Pierre Courduroux, Chief Technology Officer Dr. Robert

Fraley, Chief of Staff and Community Relations Janet Holloway, Chief Human Resources Officer Steven Mizell, Chief Strategy Officer Kerry Preete, Controller Nicole Ringenberg, and Secretary and General Counsel David Snively.

   Current Monsanto executives who will transition to become members of the Crop Science Executive Leadership Team at Bayer once the deal is closed include Monsanto President and Chief Operating Officer Brett Begemann, Climate Chief Executive Officer Dr. Michael Stern, Monsanto Chief Information Officer James Swanson, Monsanto Technology Integration Lead Dr. Robert Reiter and Monsanto Global Supply Chain and Commercial Operations Lead Jesus Madrazo.

About Monsanto Company

   Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world's biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo.

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